EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos.333-166401 and 333-166017 on Form S-3 and Nos. 333-187690, 333-160371, 333-160370, 333-145207, 333-144811, 333-135439, 333-125298, 333-120131, 333-100420 and 333-95766 on Form S-8 of our reports dated February 28, 2014, relating to the consolidated financial statements of Columbia Banking System Inc., and the effectiveness of Columbia Banking System, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Columbia Banking System, Inc., for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP
Seattle, Washington
February 28, 2014